Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 3, 2012

Relating to Preliminary Prospectus dated October 1, 2012

Registration No. 333-182536

JAVELIN Mortgage Investment Corp.

(JMI/NYSE)

Free Writing Prospectus

Pricing Terms

Number of Shares of Common Stock:	7,250,000 shares
Over-allotment Option:	1,087,500 shares
Price to Public:	$20.00 per share
Gross IPO Proceeds (prior to Over-allotment Option):	$145 million
Net IPO Proceeds to the Company (prior to Over-allotment Option):	$145 million
Underwriting Discount (prior to Over-allotment Option):	$0.80 per share; $5.8 million in the aggregate (payable by the Sub-Manager)
Concurrent Private Placement to Staton and Bell-controlled entity:	$5 million (250,000 shares at $20.00 per share)
Post-IPO percentage ownership by Staton and Bell-controlled entity (prior to Over-allotment Option):	3.33%
Trade Date:	October 3, 2012
Settlement Date:	October 9, 2012
Joint Book Runners:	Deutsche Bank Securities, Citigroup, Barclays and Credit Suisse
Co-Lead Managers:	JMP Securities, Ladenburg Thalmann & Co. Inc., Oppenheimer & Co. and Mitsubishi UFJ Securities
Co-Managers:	Aegis Capital Corp., Maxim Group LLC and National Securities Corporation

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING DEUTSCHE BANK SECURITIES INC. AT (800) 503-4611, CITIGROUP GLOBAL MARKETS INC. AT (800) 831-9146, BARCLAYS CAPITAL INC. AT (888) 603-5847, OR CREDIT SUISSE SECURITIES (USA) LLC AT (800) 221-1037.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001552890.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.